UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2016

CONTANGO OIL & GAS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-16317	95-4079863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 236-7400

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of October 10, 2016, Contango Oil & Gas Company (the “Company”) and each of the Company’s current named executive officers (the “Executives”), entered into an agreement (the “Extension Agreements”), extending the term of each Executive’s 2013 employment agreement (the “Employment Agreements”) in order to provide more time to conclude negotiations between the Company and its officers regarding employment. With respect to Mr. Allan Keel (Chief Executive Officer and President) and Mr. E. Joseph Grady (Senior Vice President and Chief Financial Officer), their Employment Agreements were previously disclosed as exhibits to the Company’s Current Report on Form 8-K filed May 1, 2013. With respect to Mr. A. Carl Issac (Senior Vice President- Operations), Mr. Jay S. Mengle (Senior Vice President – Engineering) and Mr. Thomas H. Atkins (Senior Vice President – Exploration), their Employment Agreements were previously disclosed as exhibits to the Company’s Form S-4 filed June 14, 2013.

The Employment Agreements were designed to expire upon the third anniversary of the effective date, which was October 1, 2013 (the “Initial Term”), with automatic two-year extensions following the Initial Term unless either the Company or the Executive provided written notice to the other party of their intent not to renew the agreement. The Employment Agreements further provided that if the Employment Agreements expired due to a non-renewal and the parties did not enter into a new employment agreement within a ten (10)day period following the expiration of the Employment Agreement, all equity awards held by the Executives would automatically vest to the extent that such awards are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986 (“162(m) Awards”). Prior to the end of the Initial Term, Company notified each Executive that his Employment Agreement would not be renewed at the end of the Initial Term.

As a result of the Extension Agreement, the parties have agreed to extend the Initial Term of each Employment Agreement until 5:00 p.m. CST on November 15, 2016 (the “Extended Initial Term Date”) and waive the aforementioned acceleration of equity award vesting benefit until the Extended Initial Term Date (unless such awards would vest pursuant to their normal vesting schedules between October 1, 2016 and the Extended Initial Term Date). If new employment agreements are not executed between the Company and an Executive on or prior to the Extended Initial Term Date, all unvested equity compensation awards held by that Executive on the Extended Initial Term Date that are not 162(m) Awards and that, absent the Extension Agreements, would have otherwise vested at the end of the ten (10) day period following October 1, 2016, will become fully and immediately vested. In the event the Company and an Executive enter into a new employment agreement on or prior to the Extended Initial Term Date and such employment agreement does not provide substantially identical vesting benefits upon a non-renewal of the new employment agreement, and such new employment agreement is terminated due to the Company’s non-renewal of such agreement, all unvested equity compensation awards held by the applicable Executive on October 1, 2016 that are not 162(m) Awards will become vested on the date that the new employment agreement terminates due to the Company’s non-renewal.

No equity compensation awards that are granted to the Executives on or after October 1, 2016 will be subject to the terms of the Extension Agreements. Unless specified above, no other terms of the original Employment Agreements were amended by the Extension Agreements.

The foregoing description of the material terms and conditions of the Extension Agreements is qualified in its entirety by reference to a copy of a form of the Extension Agreement attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Amendment and Extension of Employment Agreement, dated as of October 10, 2016, among Contango Oil & Gas Company and Allan D. Keel

10.2	Amendment and Extension of Employment Agreement, dated as of October 10, 2016, among Contango Oil & Gas Company and E. Joseph Grady

10.3	Amendment and Extension of Employment Agreement, dated as of October 10, 2016, among Contango Oil & Gas Company and A. Carl Isaac

10.4	Amendment and Extension of Employment Agreement, dated as of October 10, 2016, among Contango Oil & Gas Company and Jay S. Mengle

10.5	Amendment and Extension of Employment Agreement, dated as of October 10, 2016, among Contango Oil & Gas Company and Thomas H. Atkins

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: October 14, 2016	/s/ E. JOSEPH GRADY
E. Joseph Grady
Senior Vice President and Chief Financial Officer